INVESTMENT SUB-ADVISORY AGREEMENT

      AGREEMENT made as of this ___ day of ________, 2010 by and among First Trust High Income Long/Short Fund, a Massachusetts business trust (the "Trust"), First Trust Advisors L.P., an Illinois limited partnership (the "Manager") and an investment adviser registered with the Securities and Exchange Commission ("SEC"), and MacKay Shields LLC, a Delaware limited liability company and an investment adviser registered with the SEC (the "Sub-Adviser").

      WHEREAS, the Trust is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

      WHEREAS, the Trust has retained the Manager to serve as the investment manager for the Trust pursuant to an Investment Management Agreement between the Manager and the Trust (as such agreement may be modified from time to time, the "Management Agreement");

      WHEREAS, the Management Agreement provides that the Manager may, subject to the initial and periodic approvals required under Section 15 of the 1940 Act, appoint a sub-adviser at its own cost and expense for the purpose of furnishing certain services required under the Management Agreement;

      WHEREAS, the Trust and the Manager desire to retain the Sub-Adviser to furnish investment advisory services for the Trust's investment portfolio, upon the terms and conditions hereafter set forth;

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

       1. Appointment. The Trust and the Manager hereby appoint the Sub-Adviser to provide certain sub-investment advisory services to the Trust for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. The Sub-Adviser shall be deemed an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust or the Manager in any way, nor otherwise be deemed an agent of the Trust or the Manager.

       2. Services to Be Performed. Subject always to the supervision of the Trust's Board of Trustees (the "Board of Trustees") and the Manager, the Sub-Adviser will act as sub-adviser for, and manage on a discretionary basis, the investment and reinvestment of the assets of the Trust, furnish an investment program in respect of, make investment decisions for, and place all orders for the purchase and sale of securities for the Trust's investment portfolio, all on behalf of the Trust and as described in the Trust's initial registration statement on Form N-2 (File No. 333-168186) as declared effective by the SEC, and as the same may thereafter be amended from time to time. In the performance of its duties, the Sub-Adviser will in all material respects (a) satisfy any applicable fiduciary duties it may have to the Trust, (b) monitor the Trust's investments, (c) comply with the provisions of the Trust's Declaration of Trust and By-laws, as amended from time to time and communicated

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by the Trust or the Manager to the Sub-Adviser in writing, and the stated
investment objectives, policies and restrictions of the Trust as such objectives, policies and restrictions may subsequently be changed by the Trust's Board of Trustees and communicated by the Trust or the Manager to the Sub-Adviser in writing and (d) as set forth in Section 2(e) below, assist in the valuation of portfolio securities held by the Trust as requested by the Manager or the Trust. The Trust or the Manager has provided the Sub-Adviser with current copies of the Trust's Declaration of Trust, By-laws, prospectus, statement of additional information and any amendments thereto, and any objectives, policies or limitations not appearing therein as they may be relevant to the Sub-Adviser's performance under this Agreement, and will promptly provide in writing to the Sub-Adviser copies of all amendments or changes to same.

      The Sub-Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio investments for the Trust, enter into account agreements, documentation relating to private placements, and bank debt, waivers, consents, amendments or other modifications relating to investments on the Trust's behalf and execute portfolio transactions for the Trust. The Sub-Adviser is directed to use its commercially reasonable efforts to obtain best execution, which includes most favorable net results and execution of the Trust's orders, taking into account all appropriate factors, including, but not limited to, price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. Subject to approval by the Trust's Board of Trustees and compliance with the policies and procedures adopted by the Board of Trustees for the Trust and to the extent permitted by and in conformance with applicable law (including Rule 17e-1 under the 1940
Act), the Sub-Adviser may select brokers or dealers affiliated with the Sub-Adviser. It is understood that the Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust, or be in breach of any obligation owing to the Trust under this Agreement, or otherwise, solely by reason of its having caused the Trust to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Trust in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Sub-Adviser's overall responsibilities with respect to its accounts, including the Trust, as to which it exercises investment discretion.

      In addition, the Sub-Adviser may, to the extent permitted by applicable law, aggregate purchase and sale orders of securities placed with respect to the assets of the Trust with similar orders being made simultaneously for other accounts managed by the Sub-Adviser or its affiliates, if in the Sub-Adviser's reasonable judgment such aggregation shall result in an overall economic benefit to the Trust, taking into consideration the selling or purchase price, brokerage commissions and other expenses. In the event that a purchase or sale of an asset of the Trust occurs as part of any aggregate sale or purchase orders, the objective of the Sub-Adviser and any of its affiliates involved in such transaction shall be to allocate the securities so purchased or sold, as well as expenses incurred in the transaction, among the Trust and other accounts in a fair and equitable manner. Nevertheless, the Trust and the Manager acknowledge that under some circumstances, such allocation may adversely affect the Trust with respect to the price or size of the securities positions obtainable or salable. Whenever the Trust and one or more other investment advisory clients of the Sub-Adviser have available funds for investment, investments suitable and

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appropriate for each will be allocated in a manner believed by the Sub-Adviser to be equitable to each over time, although such allocation may result in a delay in one or more client accounts being fully invested that would not occur if such an allocation were not made. When determining which accounts will participate in an order, the Sub-Adviser will consider various objective criteria which may include, but are not limited to, client cash limitations, actual and anticipated account inflows and outflows, duration and/or average maturity, account size, deal size, trade lots, existing exposure to an issuer or industry type and specific investment objectives and other practical limitations. In general, if the aggregated order is filled in its entirety, it will be allocated among clients in accordance with the target allocation; if the order is partially filled, it will be allocated pro rata based on the allocation methodology recorded in the Sub-Adviser's trade order management system. Moreover, it is possible that due to differing investment objectives or for other reasons, the Sub-Adviser and its affiliates may purchase securities of an issuer for one client and at approximately the same time recommend selling or sell the same or similar types of securities for another client.

      The Sub-Adviser will not arrange purchases or sales of securities between the Trust and other accounts advised by the Sub-Adviser or its affiliates unless
(a) such purchases or sales are in accordance with applicable law (including Rule 17a-7 under the 1940 Act) and the Trust's policies and procedures, (b) the Sub-Adviser determines the purchase or sale is in the best interests of the Trust, and (c) the Trust's Board of Trustees has approved these types of transactions. The Trust or Manager shall provide evidence of any such approvals and any policies and procedures relating thereto.

      In determining the Trust's policies and procedures with respect to execution or any other matter, the Sub-Adviser is entitled to rely on the most recent written communication on such policies and procedures received from the Trust or the Manager. The Trust may adopt policies and procedures that modify or restrict the Sub-Adviser's authority regarding the execution of the Trust's portfolio transactions provided herein, and shall notify the Sub-Adviser of any such policies or procedures promptly after adoption or amendment. To the extent the Trust seeks to adopt, amend or eliminate any objectives, policies, restrictions or procedures in a manner that modifies or restricts the Sub-Adviser's authority regarding the execution of the Trust's portfolio transactions, the Manager agrees to use commercially reasonable efforts to consult with the Sub-Adviser regarding the modifications or restrictions prior to such adoption, amendment or elimination.

      For purposes of complying with Rule 10f-3, Rule 12d3-1, Rule 17a-10 and Rule 17e-1 under the 1940 Act, the Sub-Adviser hereby agrees that it will not consult with any other sub-adviser of an investment company or a series of an investment company that is advised by the Manager (the "First Trust Fund complex") or an affiliated person of a sub-adviser (including any sub-adviser that is a principal underwriter or an affiliated person of such principal underwriter), concerning transactions for the Fund or any fund in the First Trust Fund complex in securities or other fund assets. In addition, in the event that the Board of Trustees or the Manager appoint multiple sub-advisers with respect to the Trust, the Sub-Adviser shall be limited to providing investment advice with respect to only the discrete portion of the Trust's portfolio as may be determined from time-to-time by the Board of Trustees or the Manager, and shall not consult with the sub-adviser (including any sub-adviser that is a principal underwriter or an affiliated person of such principal underwriter) as to any other portion of the Trust's portfolio concerning transactions for the Trust in securities or other assets. The Sub-Adviser will communicate to the

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officers and Trustees of the Trust such information relating to transactions for the Trust as they may reasonably request. In no instance will the Trust's portfolio securities be purchased from or sold to the Manager, the Sub-Adviser or any affiliated person of either the Trust, the Manager, or the Sub-Adviser, except as may be permitted under the 1940 Act, the rules and regulations thereunder or any applicable exemptive orders.

      Unless the Board of Trustees otherwise determines and the Trust or Manager provide written notice thereof to the Sub-Adviser, the Sub-Adviser is authorized to exercise in its discretion all rights and perform all duties with respect to the voting (or in its discretion refrain from voting) of proxies, which may be exercisable in relation to any assets held or that were held by the Trust. Sub-Adviser will vote proxies, if any, in accordance with the policies, procedures and guidelines Sub-Adviser may establish from time to time, copies of which will be provided to the Trust and the Manager. The Trust and Manager understand and agree that the Sub-Adviser may employ the services of a proxy voting service to exercise proxies in accordance with the Sub-Adviser's guidelines. The Manager will be responsible for processing all class actions on behalf of the Trust. The Sub-Adviser will not take any action or render any advice with respect to any assets held by the Trust that are named in or subject to any legal action, including a class action. The Trust will instruct its Custodian not to forward to the Sub-Adviser any information concerning such actions. The Sub-Adviser will, however, forward to the Custodian any information received by the Sub-Adviser regarding any legal matters involving any assets held by the Trust.

         The Sub-Adviser further agrees that it:

             (a) will use the same degree of skill and care in providing such services as it uses in providing services to other fiduciary accounts for which it has investment responsibilities;

             (b) will (i) conform in all material respects to all applicable rules and regulations of the SEC, (ii) comply in all material respects with all policies and procedures adopted by the Board of Trustees for the Trust and communicated to the Sub-Adviser in writing and (iii) conduct its activities under this Agreement in all material respects in accordance with any applicable law and regulations of any governmental authority pertaining to its investment advisory activities;

             (c) will report to the Manager and to the Board of Trustees of the Trust on a quarterly basis and will make appropriate persons available for the purpose of reviewing with representatives of the Manager and the Board of Trustees on a regular basis at such times as the Manager or the Board of Trustees may reasonably request in writing regarding the management of the Trust, including, without limitation, review of the general investment strategies of the Trust, the performance of the Trust's investment portfolio in relation to relevant standard industry indices and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by the Manager or the Board of Trustees of the Trust; and

             (d) will prepare and maintain such books and records with respect to the Trust's portfolio transactions as required for registered

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      investment advisers under applicable law, the Trust's compliance policies and procedures or as otherwise reasonably requested by the Manager and will prepare and furnish the Manager and the Trust's Board of Trustees such periodic and special reports as the Board or the Manager may reasonably request. The Sub-Adviser further agrees that all records that it maintains for the Trust are the property of the Trust and the Sub-Adviser will surrender promptly to the Trust any such records upon the request of the Manager or the Trust (provided, however, that the Sub-Adviser shall be permitted to retain copies thereof); and shall be permitted to retain originals (with copies to the Trust) to the extent required under Rule 204-2 under the Investment Advisers Act of 1940 or other applicable law and the rules and regulations thereunder; and

             (e) in connection with the pricing of portfolio securities, will:

                  (i) review daily the prices for portfolio securities proposed by the pricing service and advise the Manager promptly if the Sub-Adviser believes that one or more of the proposed prices is materially incorrect;

                 (ii) advise the Manager promptly if, in the ordinary course of managing the portfolio securities of the Trust, Sub-Adviser becomes aware of events occurring after the close of the market in which the securities trade and before the daily pricing of the Trust's shares, relating to the issuers of those securities and the markets in which the securities trade that Sub-Adviser believes will materially impact the pricing of one or more securities in the portfolio; and

                (iii) if requested, consult with Manager in Manager's efforts to determine a fair value of any portfolio security.

       3. Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and other assets (including brokerage commissions, taxes, transfer costs and legal fees associated with such assets, if any) purchased for the Trust.

       4. Additional Sub-Advisers. Subject to obtaining the initial and periodic approvals required under Section 15 of the 1940 Act and the approval of the Manager, the Sub-Adviser may retain one or more additional sub-advisers at the Sub-Adviser's own cost and expense for the purpose of furnishing one or more of the services described in Section 2 hereof with respect to the Trust. Retention of a sub-adviser hereunder shall in no way reduce the responsibilities or obligations of the Sub-Adviser under this Agreement and the Sub-Adviser shall be responsible to the Trust for all acts or omissions of any sub-adviser in connection with the performance of the Sub-Adviser's duties hereunder to the same extent as if the Sub-Adviser had engaged directly in those acts or omissions.

       5. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Manager will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a portfolio management fee (the "Management Fee") equal to the annual rate of 0.50% of the Trust's Managed Assets (as defined below). For purposes of calculating the

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Management Fee, Managed Assets means the average daily gross asset value of the
Trust (which includes assets attributable to the Trust's Preferred Shares (as such term is defined in the Trust's prospectus), if any, and the principal amount of any borrowings), minus the sum of the Trust's accrued and unpaid dividends on any outstanding Preferred Shares and accrued liabilities (other than Trust liabilities representing the principal amount of any borrowings of money incurred, or of commercial paper or notes issued by the Trust). For purposes of determining Managed Assets, the liquidation preference of any outstanding Preferred Shares of the Trust is not treated as a liability. The Management Fee shall be payable in arrears on or about the first day of each month during the term of this Agreement.

      For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively.

       6. Services to Others. The Trust and the Manager acknowledge that the Sub-Adviser now acts, or may in the future act, as an investment adviser to other managed accounts (including, without limitation, unregistered investment vehicles) and as investment adviser or investment sub-adviser to one or more other investment companies. In addition, the Trust and the Manager acknowledge that the persons employed by the Sub-Adviser to assist in the Sub-Adviser's duties under this Agreement will not devote their full time to such efforts. It is also agreed that the Sub-Adviser may use any supplemental research obtained for the benefit of the Trust in providing investment advice to its other investment advisory accounts and for managing its own accounts.

       7. Limitation of Liability. The Sub-Adviser shall not be liable for, and the Trust and the Manager will not take any action against the Sub-Adviser to hold the Sub-Adviser liable for, any error of judgment or mistake of law or for any loss suffered by the Trust or the Manager (including, without limitation, by reason of the purchase, sale or retention of any security) in connection with the performance of the Sub-Adviser's duties under this Agreement, except for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement.

       8. Term; Termination. This Agreement shall become effective with respect to the Trust on the same date as the Management Agreement between the Trust and the Manager becomes effective (it being understood that the Manager shall notify the Sub-Adviser of the date of effectiveness of the Management Agreement as soon as reasonably practical after effectiveness), provided that it has been approved in the manner required by the 1940 Act, and shall remain in full force until the two-year anniversary of the date of its effectiveness unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter, but only as long as such continuance is specifically approved for the Trust at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for the Trust, the Sub-Adviser may continue to serve in such capacity for the Trust in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

      This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty

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by the Manager or the Sub-Adviser upon sixty (60) days' written notice to the other parties. This Agreement may also be terminated by the Trust by action of the Board of Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Trust upon sixty (60) days' written notice to the Sub-Adviser by the Trust without payment of any penalty.

      This Agreement may be terminated at any time without the payment of any penalty by the Manager, the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Trust in the event that it shall have been established by a court of competent jurisdiction that the Sub-Adviser or any officer or director of the Sub-Adviser has taken any action that results in a breach of the material covenants of the Sub-Adviser set forth herein. The Manager and the Sub-Adviser have entered into an agreement that provides for payment by the Manager to the Sub-Adviser in the event the Sub-Adviser is terminated by the Trust or Manager under circumstances described therein.

      The terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder.

      Termination of this Agreement shall not affect the right of the Sub-Adviser to receive payments on any unpaid balance of the compensation described in Section 5 earned prior to such termination and for any additional period during which the Sub-Adviser serves as such for the Trust, subject to applicable law.

       9. Compliance Certification. From time to time the Sub-Adviser shall provide such certifications in connection with the Board's determination under Rule 38a-1 under the 1940 Act as are reasonably requested by the Trust or the Manager. In addition, the Sub-Adviser will, from time to time, provide a written summary of the results of its assessment of its compliance program conducted in conformity with current industry standards that is reasonably acceptable to the Trust to enable the Trust to fulfill its obligations under Rule 38a-1 under the 1940 Act.

      10. Notice. Any notice under this Agreement shall be sufficient in all respects if given in writing and delivered by commercial courier providing proof of delivery and addressed as follows or addressed to such other person or address as such party may designate for receipt of such notice.

If to the Manager or the Trust:             If to the Sub-Adviser:

First Trust High Income Long/Short Fund     MacKay Shields LLC
First Trust Advisors L.P.                   9 West 57th Street
120 E. Liberty Drive, Suite 400             New York, NY 10019
Wheaton, Illinois 60187                     Attention: Chief Executive Officer
Attention: Secretary                        cc: General Counsel

      11. Limitations on Liability. All parties hereto are expressly put on notice of the Trust's Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein and a copy of which has been provided to the Sub-Adviser prior to the date hereof. This

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Agreement is executed on behalf of the Trust by the Trust's officers in their capacity as officers and not individually and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but the obligations imposed upon the Trust by this Agreement are binding only upon the assets and property of the Trust, and persons dealing with the Trust must look solely to the assets of the Trust for the enforcement of any claims.

      12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

      13. Applicable Law. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 11 hereof, which shall be construed in accordance with the laws of Massachusetts) the laws of the State of Illinois.

      14. Amendment. This Agreement may only be amended, or its provisions modified or waived, in a writing signed by the party against which such amendment, modification or waiver is sought to be enforced.

      15. Authority. Each party represents to the others that it is duly authorized and fully empowered to execute, deliver and perform this Agreement. The Trust represents that engagement of the Sub-Adviser has been duly authorized by the Trust and is in accordance with the Trust's Declaration of Trust and other governing documents of the Trust.

      16. Severability. Each provision of this Agreement is intended to be severable from the others so that if any provision or term hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remaining provisions and terms hereof; provided, however, that the provisions governing payment of the Management Fee described in Section 5 are not severable.

      17. Entire Agreement. Except as set forth in the agreement between the Manager and the Sub-Adviser referred to in Section 8 hereof, and any amendment pursuant to Section 14 hereof, this Agreement constitutes the sole and entire agreement of the parties hereto with respect to the subject matter expressly set forth herein. Any written or oral agreements, statements, promises, negotiations or representations not expressly set forth in this Agreement are of no force and effect.

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      IN WITNESS WHEREOF, the Trust, the Manager and the Sub-Adviser have caused this Agreement to be executed as of the day and year first above written.

FIRST TRUST ADVISORS L.P.                        MACKAY SHIELDS LLC



By_____________________________                  By_____________________________
     Title:____________________                       Title:____________________



FIRST TRUST HIGH INCOME LONG/SHORT FUND

By_____________________________
     Title:____________________











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